EXHIBIT 99.1

GENERAL FINANCE CORPORATION DECLARES DIVIDEND OF $2.30 PER SHARE ON ITS 9.00% SERIES C CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

PASADENA, CA – October 12, 2018 – General Finance Corporation (NASDAQ:GFN), a leading specialty rental services company offering portable storage, modular space and liquid containment solutions (the “Company”), announced today that in accordance with the terms of its 9.00% Series C Cumulative Redeemable Perpetual Preferred Stock (NASDAQ:GFNCP) (the “Series C Preferred Stock”), the Board of Directors has declared a cash dividend of $2.30 per share. The dividend is the twenty-second dividend being paid by the Company on its Series C Preferred Stock and is payable with respect to the period commencing on July 31, 2018 and ending on October 30, 2018. This dividend is payable on October 31, 2018 to preferred stockholders of record as of October 30, 2018.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions. Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries. The Company’s Asia-Pacific leasing operations in Australia consist of wholly-owned Royal Wolf Trading Australia Pty Limited (www.royalwolf.com.au) and Royal Wolf Trading New Zealand Limited (www.royalwolf.co.nz), the leading providers of portable storage solutions in those countries. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. (www.pacvan.com) and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings. The Company also owns Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and, under the trade name Southern Fabrication Specialties (www.southernfabricationspecialties.com), other steel-related products in North America.

Investor/Media Contact

Larry Clark
Financial Profiles, Inc.
(310) 622-8223